Exhibit 99.1

NEWS RELEASE

Contact:	James R. Lance Vice President, Corporate Finance and Investor Relations Foot Locker, Inc. (212) 720-4600

FOOT LOCKER, INC. REPORTS 2019 FOURTH QUARTER AND FULL YEAR RESULTS

•	Fourth Quarter Net Income of $141 Million, or $1.34 Per Share
•	Non-GAAP Net Income of $171 Million, or $1.63 Per Share
•	Fourth Quarter Comparable Store Sales Decreased 1.6 Percent
•	Annual Sales of $8 Billion, a Record as Foot Locker, Inc.

NEW YORK, NY, February 28, 2020 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its fourth quarter and fiscal year ended February 1, 2020.

Fourth Quarter Results

The Company reported net income of $141 million, or $1.34 per share, for the 13 weeks ended February 1, 2020, a decline of 3.6 percent in earnings per share as compared with net income of $158 million, or $1.39 per share, for the corresponding prior-year period. On a non-GAAP basis, the Company earned $1.63 cents per share, a 4 percent increase over the comparable 13-week non-GAAP earnings per share of $1.56 in 2018.

Fourth quarter comparable-store sales decreased 1.6 percent. Total sales decreased 2.2 percent, to $2,221 million this year, compared with sales of $2,272 million in the fourth quarter of 2018. Excluding the effect of foreign exchange rate fluctuations, total sales for the fourth quarter decreased 2.0 percent.

“While we had leading positions in key on-trend footwear styles, this was not enough to offset softer than expected demand during the compressed holiday season, a very promotional marketplace for apparel, and tougher launch comparisons,” said Richard Johnson, Chairman and Chief Executive Officer.

“We took actions during the quarter to manage slower moving items which pressured our gross margin rate more than expected,” added Lauren Peters, Executive Vice President and Chief Financial Officer. “Importantly, our ongoing disciplined expense management enabled us to better align our variable expenses with the softer sales trends, while continuing to invest in our key strategic imperatives. Additionally, the early benefits from the investments in our websites and logistics systems, together with our associates’ commitment to outstanding customer service, positioned us to produce a single day record volume, with sales exceeding $115 million.”

“We built a strong foundation in 2019 and we believe we have the right plan in place to deliver against our long-term financial objectives,” added Mr. Johnson. “We are optimistic about our Company’s future, and by making progress against our strategic imperatives, we believe we will strengthen our position at the center of sneaker and youth culture, and create value for our shareholders.”

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Non-GAAP Adjustments

During the fourth quarter of 2019, the Company recorded several exceptional items, all of which are detailed below in the accompanying reconciliation of GAAP to non-GAAP results. The items included: 1) pre-tax charges of $38 million primarily related to the impairment of certain Footaction assets; 2) a $1 million charge related to the Company’s previously-disclosed pension matter; 3) a $2 million benefit in our deferred tax assets due to changes in Dutch tax law; and 4) a $2 million tax charge for a valuation allowance on losses from certain foreign operations. In the prior-year fourth quarter, the Company’s results included the following items: 1) a pre-tax charge of $19 million primarily related to the impairment of certain Runners Point Group assets; 2) a $1 million charge related to the Company’s previously-disclosed pension matter; 3) a $4 million charge to our deferred tax assets due to a change in Dutch tax rates; and 4) a $4 million tax benefit related to the U.S. tax reform legislation enacted in late 2017.

Fiscal Year Results

Sales for 2019 were $8,005 million, an increase of 0.8 percent compared to sales of $7,939 million in fiscal 2018. Full-year comparable-store sales increased 2.2 percent. Excluding the effect of foreign currency fluctuations, total sales increased 2.0 percent.

The Company’s net income decreased to $498 million in 2019, or $4.56 per share, as compared to the 2018 reported net income of $541 million, or $4.66 per share. On a non-GAAP basis, earnings per share totaled $4.93 in 2019, a 4.7 percent increase over last year’s 52-week, non-GAAP earnings of $4.71.

“We were pleased that total sales for the year surpassed $8 billion, a new record as Foot Locker, Inc.” said Lauren Peters. “We delivered another year of comparable sales growth. Our inventory turns continue to improve and our return on invested capital rose to 12.5 percent, up 50 basis points over last year. As we look out to 2020, we are planning comparable sales to be up low-single digits and earnings per share to increase in the low-to-mid single digit range.”

Financial Position

At February 1, 2020, the Company’s merchandise inventories were $1,208 million, 4.8 percent lower than at the end of the fourth quarter last year. Using constant currencies, inventory decreased 4.0 percent.

At year-end, the Company’s cash and cash equivalents totaled $907 million, while the debt on its balance sheet was $122 million. The Company’s total cash position, net of debt, was $18 million higher than at the same time last year. During the fourth quarter of 2019, the Company spent $35 million to repurchase 881,423 shares. For the full year, the Company repurchased 8.4 million shares for $335 million, returning a total of $499 million to shareholders through its share repurchase program and dividends. In addition, the Company invested $187 million in its store fleet, digital platforms, supply chain and logistics capabilities, and other infrastructure.

“As previously announced, our Board of Directors approved a meaningful dividend increase for the tenth consecutive year, a 5 percent increase in our quarterly dividend to $0.40 per share” continued Ms. Peters. “Combined with the Board’s approval of a $275 million capital investment program for 2020, this reflects our Board’s confidence in the Company’s strong financial position and our ability to execute our strategic objectives while continuing to return cash to our shareholders.”

Store Base Update

During the fourth quarter, the Company opened 32 new stores, remodeled or relocated 66 stores, and closed 63 stores. As of February 1, 2020, the Company operated 3,129 stores in 27 countries in North America, Europe, Asia, Australia, and New Zealand. In addition, 130 franchised Foot Locker stores were operating in the Middle East, as well as 9 franchised Runners Point stores in Germany.

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The Company is hosting a live conference call at 9:00 a.m. (ET) today, February 28, 2020, to review these results and discuss the outlook for fiscal 2020. This conference call may be accessed live by dialing 1-844-701-1163 in the U.S. or 1-412-317-5490 internationally, with the passcode 10138548, or via the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. Please log on to the website 15 minutes prior to the call in order to register. An archived replay of the conference call can be accessed approximately one hour following the end of the call at 1-877-344-7529 in the U.S. or 1-855-669-9658 in Canada or 1-412-317-0088 internationally with passcode 10138548 through March 13, 2020. A replay of the call will also be available via webcast from the same Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the U.S. Securities and Exchange Commission.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the 2018 Annual Report on Form 10-K. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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Condensed Consolidated Statements of Operations

(unaudited)

Periods ended February 1, 2020 and February 2, 2019

(In millions, except per share amounts)

	Fourth Quarter		Fiscal Year
	2019	2018	2019	2018
Sales	$2,221	$2,272	$8,005	$7,939
Cost of sales	1,521	1,537	5,462	5,411
SG&A	430	451	1,650	1,614
Depreciation and amortization	45	45	179	178
Impairment and other charges	39	20	55	37
Income from operations	186	219	659	699

Interest income, net	2	4	11	9
Other income	4	—	12	5
Income before income taxes	192	223	682	713
Income tax expense	51	65	184	172
Net income	$141	$158	$498	$541

Diluted EPS	$1.34	$1.39	$4.56	$4.66
Weighted-average diluted shares outstanding	105.2	113.3	109.1	116.1

Non-GAAP Financial Measures

In addition to reporting the Company's financial results in accordance with generally accepted accounting principles (“GAAP”), the Company reports certain financial results that differ from what is reported under GAAP. We have presented certain financial measures identified as non-GAAP, such as sales changes excluding foreign currency fluctuations, adjusted income before income taxes, adjusted net income, adjusted diluted earnings per share, and return on invested capital.

We present certain amounts as excluding the effects of foreign currency fluctuations, which are also considered non-GAAP measures. Where amounts are expressed as excluding the effects of foreign currency fluctuations, such changes are determined by translating all amounts in both years using the prior-year average foreign exchange rates. Presenting amounts on a constant currency basis is useful to investors because it enables them to better understand the changes in our business that are not related to currency movements.

These non-GAAP measures are presented because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core business or affect comparability. In addition, these non-GAAP measures are useful in assessing our progress in achieving our long-term financial objectives.

We estimate the tax effect of all non-GAAP adjustments by applying a marginal tax rate to each of the respective items. The income tax items represent the discrete amount that affected the period.

The non-GAAP financial information is provided in addition to, and not as an alternative to, our reported results prepared in accordance with GAAP. The various non-GAAP adjustments are summarized in the tables on the following pages.

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Non-GAAP Reconciliation

(unaudited)

Periods ended February 1, 2020 and February 2, 2019

(In millions, except per share amounts)

Reconciliation of GAAP to non-GAAP results:

	Fourth Quarter		Fiscal Year
	2019	2018	2019	2018
Pre-tax income:
Income before income taxes	$192	$223	$682	$713
Pre-tax adjustments excluded from GAAP:
Impairment and other charges (1)	39	20	55	37
Other income (2)	—	—	(4)	—
Adjusted income before income taxes (non-GAAP)	$231	$243	$733	$750

After-tax income:
Net income	$141	$158	$498	$541
After-tax adjustments excluded from GAAP:
Impairment and other charges, net of income tax benefit of $9, $1, $13 and $6 million, respectively (1)	30	19	42	31
Other income (2)	—	—	(4)	—
U.S. tax reform (3)	—	(4)	2	(28)
Tax expense (benefit) related to Dutch law rate changes (4)	(2)	4	(2)	4
Income tax valuation allowance (5)	2	—	2	—
Tax expense related to enacted change in foreign branch currency regulations (6)	—	—	—	(1)
Adjusted net income (non-GAAP)	$171	$177	$538	$547

	Fourth Quarter		Fiscal Year
	2019	2018	2019	2018
Earnings per share:
Diluted EPS	$1.34	$1.39	$4.56	$4.66
Diluted EPS amounts excluded from GAAP:
Impairment and other charges (1)	0.28	0.17	0.38	0.27
Other income (2)	—	—	(0.04)	—
U.S. tax reform (3)	—	(0.04)	0.02	(0.25)
Tax expense (benefit) related to Dutch law rate changes (4)	(0.02)	0.04	(0.02)	0.04
Income tax valuation (5)	0.03	—	0.03	—
Tax benefit related to enacted change in foreign branch currency regulations (6)	—	—	—	(0.01)
Adjusted diluted EPS (non-GAAP)	$1.63	$1.56	$4.93	$4.71

Notes on Non-GAAP Adjustments:

(1)	Impairment and other charges include impairment charges, SIX:02 lease termination costs, and administrative costs related to the pension plan reformation.

Impairment charges – During the fourth quarter of 2019, the Company recognized $38 million of impairment charges ($29 million after-tax) primarily related to our Footaction business. For the corresponding prior-year period, impairment charges were $19 million ($18 million after-tax) and primarily related to the impairment of the Runners Point tradename.

SIX:02 lease termination costs – During the second quarter of 2019, the Company incurred $13 million ($10 million after-tax) in connection with the termination and closure of certain SIX:02 leases.

Pension reformation – The Company recorded $1 million for both the thirteen weeks ended February 1, 2020 and February 2, 2019. For the full year, total costs were $4 million ($3 after-tax) for 2019 and $18 million ($13 million after-tax) for 2018.

(2)	During 2019, the Company recognized a gain of $4 million in connection with the exchange of a note for a distribution center lease and related fixed assets. The tax expense was essentially offset by the release of a valuation allowance.
(3)	The items included for both the current and prior-year periods relate to finalization of the accounting for the enactment of tax reform. During 2019, the Company recorded a charge for $2 million, which reflected an adjustment to U.S. tax on foreign income. The benefit recorded in the prior year periods, reflected revisions to the provisional amount recorded during the fourth quarter of 2017.
(4)	The Company recognized a tax benefit of $2 million and a tax expense of $4 million during the fourth quarters of 2019 and 2018, respectively, in connection with tax law changes in the Netherlands.
(5)	During the fourth quarter of 2019, the Company established a valuation allowance to offset the deferred tax benefit of certain foreign tax losses.
(6)	During the second quarter of 2018, the U.S. Treasury issued a notice that delayed the effective date of regulations under Internal Revenue Code Section 987. The effective date was further delayed by a notice issued in the fourth quarter of 2019. These regulations changed our method for determining the tax effects of foreign currency translation gains and losses for our foreign businesses that are operated as branches and are reported in a currency other than the currency of their parent. As a result of the delay in the effective date, the Company updated its calculations for the effect of these regulations, which resulted in an increase to deferred tax assets and a corresponding reduction in our income tax provision in the amount of $1 million in 2018. The 2019 tax effects were not significant.

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Non-GAAP Reconciliation

(unaudited)

Periods ended February 1, 2020 and February 2, 2019

(In millions, except per share amounts)

Return on Invested Capital(“ROIC”)

ROIC is presented below and represents a non-GAAP measure. We believe it is a meaningful measure because it quantifies how efficiently we generated operating income relative to the capital we have invested in the business. ROIC, subject to certain adjustments, is also used as a measure in executive long-term incentive compensation.

The closest U.S. GAAP measure to ROIC is Return on Assets (“ROA”) and is also represented below. ROA is calculated as net income in the fiscal year divided by two-year average of total assets. ROA decreased to 9.6 percent as compared with 13.9 percent in the prior year. This decrease primarily reflected the adoption of the new lease standard, which resulted in the recognition of right-of-use assets in the current year. Excluding the effect of the addition of right-of-use assets, ROA would have declined by 70 basis points.

Prior to the adoption of the new lease standard, we adjusted our results to reflect our operating leases as if they qualified for capital lease treatment or as if the property were purchased. This prior year presentation does not reflect the requirements of the new lease standard. With the adoption of this standard, leases are on the balance sheet and therefore certain adjustments are no longer required. Our ROIC increased to 12.5 percent in 2019, as compared to 12.0 percent in the prior year. The overall increase in ROIC reflected a decrease in average invested capital compared with the prior year and a higher adjusted return after taxes.

	2019	2018	2017
ROA (1)	9.6%	13.9%	7.3%
ROIC %	12.5%	12.0%	11.0%
(1)	Represents net income of $498 million, $541 million, and $284 million divided by average total assets of $5,210 million, $3,891 million, and $3,901 million for 2019, 2018, and 2017, respectively.

Calculation of ROIC:

	2019	2018	2017
	($ in millions)
Adjusted EBIT	$722	$741	$762
+ Rent expense (1)	—	750	735
- Estimated depreciation on capitalized operating leases (1)	—	(603)	(593)
+ Interest component of straight-line rent expense (2)	173	—	—
Adjusted net operating profit	895	888	904
- Adjusted income tax expense (3)	(235)	(241)	(304)
= Adjusted return after taxes	$660	$647	$600
Average total assets (4)	$3,760	$3,891	$3,901
- Average cash and cash equivalents	(899)	(870)	(948)
- Average non-interest bearing current liabilities	(720)	(690)	(614)
- Average merchandise inventories	(1,239)	(1,274)	(1,293)
+ Average estimated asset base of capitalized operating leases (1)	—	2,989	2,978
+ Average right-of-use assets (5)	3,024	—	—
+ 13-month average merchandise inventories	1,361	1,337	1,413
= Average invested capital	$5,287	$5,383	$5,437
ROIC %	12.5%	12.0%	11.0%
(1)	For 2018 and 2017, the determination of the capitalized operating leases and the adjustments to income were calculated on a lease-by-lease basis and represented the best estimate of the asset base that would be recorded for operating leases as if they had been classified as capital or as if the property were purchased. No such adjustments are required for 2019 since leases are accounted for on the balance sheet after the adoption of the new leasing standard.
(2)	Represents the add-back to operating income driven by the hypothetical interest expense we would incur if the property under our operating leases were owned or accounted for as finance leases. Calculated using the discount rate for each lease and recorded as a component of rent expense. Operating lease interest is added back to adjusted net operating profit in the ROIC calculation to control for differences in capital structure between us and our competitors.
(3)	The adjusted income tax expense represents the marginal tax rate applied to adjusted net operating profit for each of the periods presented.
(4)	The 2019 amount represents the average total assets for 2019 and 2018, excluding the 2019 right-of-asset of $2,899 million for comparability to prior periods.
(5)	The 2019 amount represents the average of the right-of-use assets as of February 1, 2020 and February 3, 2019 (the date of the adoption of the new lease standard) of $2,899 million and $3,148 million, respectively.

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Condensed Consolidated Balance Sheets

(unaudited)

(In millions)

	February 1,	February 2,
	2020	2019
ASSETS

Current assets:
Cash and cash equivalents	$907	$891
Merchandise inventories	1,208	1,269
Other current assets	271	358
	2,386	2,518
Property and equipment, net	824	836
Operating lease right-of-use assets	2,899	-
Deferred taxes	81	87
Other assets	409	379
	$6,599	$3,820

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$333	$387
Accrued and other liabilities	343	377
Current portion lease of obligations	518	-
	1,194	764
Long-term debt	122	124
Long-term lease obligations	2,678	-
Other liabilities	125	426
Total liabilities	4,119	1,314
Total shareholders' equity	2,480	2,506
	$6,599	$3,820

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Store Count and Square Footage

(unaudited)

Store activity is as follows:

	February 2,			February 1,	Relocations/
	2019	Opened	Closed	2020	Remodels
Foot Locker US	886	10	29	867	37
Foot Locker Europe	642	14	20	636	46
Foot Locker Canada	107	—	2	105	12
Foot Locker Pacific	94	1	4	91	7
Foot Locker Asia	5	9	—	14	—
Kids Foot Locker	428	12	9	431	11
Lady Foot Locker	57	—	11	46	—
Champs Sports	535	8	7	536	26
Footaction	250	3	8	245	7
Runners Point	107	1	27	81	2
Sidestep	80	9	12	77	—
SIX:02	30	—	30	—	—
Total	3,221	67	159	3,129	148

Selling and gross square footage are as follows:

	February 2, 2019		February 1, 2020
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker US	2,404	4,184	2,403	4,191
Foot Locker Europe	1,002	2,158	1,016	2,181
Foot Locker Canada	263	426	263	432
Foot Locker Pacific	139	230	148	240
Foot Locker Asia	19	34	42	76
Kids Foot Locker	738	1,267	740	1,278
Lady Foot Locker	79	133	66	110
Champs Sports	1,913	2,974	1,930	2,999
Footaction	799	1,360	777	1,317
Runners Point	138	238	105	185
Sidestep	74	133	75	137
SIX:02	60	102	—	—
Total	7,628	13,239	7,565	13,146

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